EXHIBIT 99.1

WAFERGEN COMPLETES SECOND CLOSING OF PRIVATE PLACEMENT BRINGING TOTAL TO $12 MILLION

Joel Kanter and Dr. R. Dean Hautamaki Become Board Members; Dr. Eugene A. Bauer Named Chairman of Scientific Advisory Board

FREMONT, Calif., June 13 -- WaferGen Bio-systems, Inc. a Nevada corporation (OTC Bulletin Board: WGBS) focused on the development of state of the art systems for gene expression, genotyping and stem cell research for the life science and pharmaceutical industries, announced a second closing of a private placement of common stock and warrants to accredited investors, bringing the total proceeds from the private placements to $12 million.

In addition, WaferGen named Joel Kanter and R. Dean Hautamaki, M.D. to the Board of Directors and Eugene A. Bauer M.D., to the position of Chairman of the company's Scientific Advisory Board.

"We are delighted to bring such highly-skilled and acclaimed professionals to WaferGen's board: their commercial, scientific and financial acumen will help drive the development and commercialization of our novel SmartSlide(TM) and SmartChip(TM) products," said Alnoor Shivji, Chairman and CEO, WaferGen.

Joel Kanter has been in the financial services industry for over three decades and has focused on providing equity and bridge financing to small and mid size companies and institutional financing to mature enterprises. He has served as President of Windy City, Inc., a privately held investment firm and as the Chief Executive Officer and President of Walnut Financial Services, Inc., a publicly traded company. Mr. Kanter serves on the Board of Directors of several public and privately held companies: Aquamatrix, Inc., Echo Healthcare Acquisition Corp., Modigene, Inc., I-Flow Corporation, Magna-Lab, Inc.,. Mr. Kanter has a B.A. in political science and a B.S. in psychology from Tulane University.

R. Dean Hautamaki, M.D. is a practicing internist/pulmonary critical care specialist in Sarasota FL. Dr Hautamaki serves as an assistant clinical professor of medicine for Florida State University and is the principal investigator for over 40 clinical drug trials. Previously, he was Director of Critical Care Medicine as well as Chairman of Medicine at Sarasota Memorial Hospital. He graduated Alpha Omega Alpha from the University of Florida, College of Medicine and completed his residency and fellowship at Washington University School of Medicine in St Louis, MO. He has authored numerous articles and has lectured throughout the country on pulmonary disease.

Eugene Bauer, M.D. is CEO of Neosil, Inc., a biotechnology company. Dr. Bauer was previously Vice President for Medical Affairs of Stanford University, Dean of the School of Medicine and was Chair of the Department of Dermatology. Dr. Bauer is one of three co-founders of Connetics Corp. He is a member of the boards of directors of Protalex, Inc., Echo Healthcare Acquisition Corp., Modigene, Inc., Peplin, Ltd. and is a member of numerous academic societies, including the Institute of Medicine of the National Academy of Sciences.

About WaferGen

WaferGen is focused on the development of state of the art systems for gene expression, genotyping and stem cell research for the life science and pharmaceutical industries. WaferGen's products are aimed at professionals who perform genetic analysis and cell biology, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker research. Through its SmartChip and SmartSlide products, WaferGen is aiding professionals in re-defining performance standards with significant time and cost savings in the fields of pharmacogenomics and toxicogenomics.

For more information about the company, go to http://www.wafergen.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may include statements regarding the efficacy and intended use of the company's technologies, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (ii) the company will need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iii) the company's proprietary intellectual property rights may not adequately protect its products and technologies; (iv) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively. More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company's filings with the Securities and Exchange Commission, including the company's Current Report on Form 8-K filed with the SEC on June 5, 2007. Investors and security holders are urged to read this document free of charge on the SEC's web site at http://www.sec.gov. The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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Contacts:
WaferGen
Mona Chadha
mona@wafergen.com
510-651-4450

For Investor Relations
Jennifer Larson
jlarson@labfive.com
415-409-2729